Exhibit 21.1
Vonage Holdings Corp.
List of Subsidiaries

Name	Jurisdiction of Incorporation

Vonage America LLC	Delaware

Vonage Apps. Ltd.	Israel

Vonage A/S	Denmark

Vonage Australia Pty Limited	Australia

Vonage Business Communications Private Limited	India

Vonage Brasil Tecnologia Ltda.	Brazil

Vonage Business Inc.	Delaware

Vonage Business Limited.	England & Wales

Vonage Business Mexico, S. de R.L, de C.V.	Mexico

Vonage B.V.	The Netherlands

Vonage Canada Corp.	British Columbia, Canada

Vonage Foundation Corp.	Delaware (Non-Profit)

Vonage France SARL	France

Vonage India Private Limited	India

Vonage Japan G.K.	Japan

Vonage Korea LLC	Korea

Vonage Limited	United Kingdom

Vonage Malaysia Sdn. Bhb.	Malaysia

Vonage Norway AS	Norway

Vonage NVM Holding Ltd.	England & Wales

Vonage Worldwide Inc.	Delaware

Nexmo Asia Pacific Limited	Hong Kong

Nexmo Inc.	Delaware

Nexmo Limited	England & Wales

Nexmo Pte. Ltd.	Singapore

Nexmo Software Services (Shenzhen) Company Ltd.	China

Nexmo Software Services (Shenzhen) Company Ltd., Beijing Branch	China

Nexmo Sweden AB	Sweden

Nexmo World Services Limited	England & Wales

Nexmo World Services Ltd., Sucurasal en Espana	Spain

PT Nexmo International Indonesia	Indonesia

NewVoiceMedia Asia Pacific Ltd.	Hong Kong

NewVoiceMedia Euro Holdings S.a.r.l.	Luxembourg

NewVoiceMedia Germany GmbH	Germany

NewVoiceMedia Pty Ltd.	Australia

NewVoiceMedia Sp. Z.o.o.	Poland